Exhibit 4.9

EXECUTION COPY

DATED NOVEMBER 8, 2017

USD 100,000,000

FACILITY AGREEMENT

for

KNUTSEN SHUTTLE TANKERS 15 AS

as Borrower

with

KNOT OFFSHORE PARTNERS LP

as Guarantor

arranged by

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

acting as Mandated Lead Arranger

with

THE FINANCIAL INSTITUTIONS listed in Schedule 1

acting as Original Lenders

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

acting as Agent

in relation to the refinancing of

“TORILL KNUTSEN”

33.	Calculations And Certificates	79

34.	Partial Invalidity	79

35.	Remedies And Waivers	80

36.	Amendments And Waivers	80

37.	Counterparts	81

38.	Conflict	81

39.	Disclosure Of Information And Confidentiality	82

40.	Confidentiality Of Funding Rates And Reference Bank Quotations	82

41.	“Know Your Customer” Checks	84

42.	Governing Law	85

43.	Enforcement	85

SCHEDULE 1 THE ORIGINAL LENDERS		86

SCHEDULE 2 CONDITIONS PRECEDENT AND SUBSEQUENT		87

SCHEDULE 3 FORM OF UTILISATION REQUEST		91

SCHEDULE 4 FORM OF TRANSFER CERTIFICATE		92

SCHEDULE 5 FORM OF COMPLIANCE CERTIFICATE		94

SCHEDULE 6 STRUCTURE CHART		95

THIS AGREEMENT is dated 8 November 2017 and is made between:

(1)	KNUTSEN SHUTTLE TANKERS 15 AS, Norwegian registration no. 997 006 968, with registered offices at Smedasundet 40, N-5529 Haugesund, Norway (the “Borrower”);

(2)	KNOT OFFSHORE PARTNERS LP, a limited partnership formed under the laws of the Marshall Islands whose principal executive and administrative offices are at 2 Queens Cross, Aberdeen, Aberdeenshire AB15 4YB, United Kingdom and which is listed on the New York Stock Exchange, as guarantor (the “Guarantor”);

(3)	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., acting through its office at Ropemaker Place, 25 Ropemaker St, London EC2Y 9AN, United Kingdom as mandated lead arranger (the “Mandated Lead Arranger”);

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the “Original Lenders”); and

(5)	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., acting through its office at Ropemaker Place, 25 Ropemaker St, London EC2Y 9AN, United Kingdom as facility agent and security agent for the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Account” means USD account no. NO45 1250 04 73523, held in the name of Borrower with the Account Bank.

“Account Bank” means DNB BANK ASA, Norwegian registration no. 984 851 006, a banking institution organised under the laws of Norway acting through its office at Solheimsgaten 7C, N-5058 Bergen, Norway.

“Account Pledge” means an agreement dated on or about the date hereof for the pledge of the Account, entered or to be entered into between Borrower and the Agent (on behalf of the Finance Parties) in form and substance satisfactory to the Agent (on behalf of the Finance Parties).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agreement” means this facility agreement, as it may be amended, supplemented and varied in writing from time to time, including its schedules.

“Approved Shipbroker” means Fearnleys, Lorentzen & Stemoco, or any other shipbroker(s) the Lenders may approve.

“Assignment Agreement” means an agreement dated on or about the Utilisation Date for the assignment of the Earnings (including the Charterhire), the Insurances and any Requisition Compensation in respect of the Vessel, entered or to be entered into between the Borrower and the Agent (on behalf of the Finance Parties) in form and substance satisfactory to the Agent (on behalf of the Finance Parties).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including 31 January 2018.

“Available Facility” means the aggregate for the time being of each Lender’s Commitment in relation to a Facility.

“Basel II Accord” means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 as updated prior to, and in the form existing on, the date of this Agreement, excluding any amendment thereto arising out of the Basel III Accord.

“Basel II Approach” means, in relation to any Finance Party, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Accord) adopted by that Finance Party (or any of its Affiliates) for the purposes of implementing or complying with the Basel II Accord.

“Basel II Regulation” means:

(a)	any law or regulation implementing the Basel II Accord (including the relevant provisions of directive 2013/36/EU (“CRD IV”) and regulation 575/2013 (“CRR”) of the European Union) to the extent only that such law or regulation re-enacts and/or implements the requirements of the Basel II Accord but excluding any provision of such law or regulation implementing the Basel III Accord; and

(b)	any Basel II Approach adopted by a Finance Party or any of its Affiliates.

“Basel III Accord” means, together:

(a)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement—Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Basel III Regulation” means any law or regulation implementing the Basel III Accord (including CRD IV and CRR) save to the extent that such law or regulation re-enacts a Basel II Regulation.

“Borrower Share Pledge” means an agreement for the charge/pledge of 100% of the shares in the Borrower dated on or about the date hereof in agreed form between (a) KNOT ST and (b) the Agent (on behalf of the Finance Parties) in form and substance satisfactory to the Agent (on behalf of the Finance Parties).

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks and foreign exchange markets are open for general business in Oslo, Hong Kong, Tokyo, London and New York City.

“Change of Control” means:

(a)	if (i) TS Shipping Invest AS (or a 100% owned subsidiary of TS Shipping Invest AS) and (ii) NYK Logistics Holding (Europe) B.V. (or Nippon Yusen Kabushiki Kaisha or another 100% owned subsidiary of Nippon Yusen Kabushiki Kaisha) ) each does not own or is not able to vote for (directly or indirectly) for 50% the shares in KNOT;

(b)	if the Guarantor does not own or is not able to vote for (directly or indirectly) all of the shares in the Borrower;

(c)	if the Guarantor does not own or it not able to vote for (directly or indirectly) all of the shares in KNOT ST;

(d)	if KNOT does not own or is not able to vote for (directly or indirectly) all of the shares in the General Partner (being the general partner in the Guarantor);

(e)	the General Partner ceases to be the only general partner of the Guarantor under the Limited Partnership Agreement;

(f)	if KNOT does not own at least 25% of the common and general units in the Guarantor (capital and voting rights to be subject to the limitations on voting rights relating to election of board members, amendments and certain other matters as set out in the Limited Partnership Agreement); or

(g)	if any person or group of persons acting in concert (other than KNOT and/or any of its wholly owned Subsidiaries) acquires, legally or beneficially, and either directly or indirectly, more than thirty three point thirty three per cent. (33.33%) of the common and general units or voting rights in the Guarantor.

“Charterer” means ENI Trading & Shipping S.p.A or, as the case maybe, each other charterer of the Vessel from the Borrower from time to time.

“Charterhire” means all freight, hire and passage moneys or other moneys payable by the Charterer to the Borrower under each Charterparty.

“Charterparty” means the time charterparty dated May 31, 2011 entered into between the Borrower and the Charterer for the chartering of the Vessel or, as the case maybe, each other charterparty for the chartering of the Vessel entered into by the Borrower and any charterer from time to time.

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Companies Act” means the Norwegian Limited Liability Companies Act of 13 June 1997 No. 44 (in No. aksjeloven).

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

“Default” means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“DOC” means in relation to the Manager of the Vessel a valid document of compliance issued to such company pursuant to paragraph 13.2 of the ISM Code.

“Earnings” means all moneys whatsoever which are now or later become, payable (actually or contingently) to the Borrower in respect of and/or arising out of the use of or operation of the Vessel, including (but not limited to):

(a)	all freight, hire and passage moneys payable to the Borrower, including (without limitation) the Charterhire and payments of any nature under any contract or any other agreement for the employment, use, possession, management and/or operation of the Vessel;

(b)	any claim under any guarantees related to hire payable to the Vessel as a consequence of the operation of the Vessel;

(c)	any compensation payable to the Borrower in the event of any requisition of the Vessel or for the use of the Vessel by any government authority or other competent authority;

(d)	remuneration for salvage, towage and other services performed by the Vessel payable to the Borrower;

(e)	demurrage and retention money receivable by the Borrower in relation to the Vessel;

(f)	all moneys which are at any time payable under the Insurances in respect of loss of earnings from the Vessel;

(g)	if and whenever the Vessel is employed on terms whereby any moneys falling within paragraph a) to f) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Vessel; and

(h)	any other money which arise out of the use of or operation of the Vessel and moneys whatsoever due or to become due to the Borrower from third parties in relation to the Vessel.

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person or company in respect of any Environmental Law or Environmental Permits.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the environment or to the carriage of material which is capable of polluting the environment;

(b)	harm to or the protection of human health;

(c)	the conditions of the workplace; or

(d)	any emission or substance capable of causing harm to any living organism or the environment.

“Environmental Permits” means any permit, licence, consent, approval and other and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of business conducted on or from the properties owned or used by an Obligor.

“Event of Default” means any event or circumstance specified as such in Clause 24 (Events of Default).

“Existing Indebtedness” means, at any particular date, the aggregate principal amount of the Borrower’s indebtedness outstanding on that date under the Existing Loan Agreement which, as at the date of this Agreement, is USD 73,177,556 .

“Existing Loan Agreement” means the loan agreement dated 3 November 2011 (as amended from time to time) made between, amongst others, the Borrower and certain banks and financial institutions as banks (for whom Nordea Bank Norge ASA acts as agent and security trustee) in relation to a senior term loan facility originally in the amount of USD117,000,000 provided to the Borrower to assist it in financing its acquisition of the Vessel.

“Facility” means the term loan facility made available under this Agreement.

“Facility Office” means:

(a)	the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means a fee letter dated on or about the date of this Agreement from the Agent to the Borrower and the Guarantor setting out any of the fees referred to in Clause 11 (Fees).

“Final Maturity Date” means the numerically corresponding date of the Utilisation Date in the Month falling seventy two (72) Months after the Utilisation Date provided that:

(a)	if such date is not a Business Day, the immediately succeeding Business Day shall be the Final Maturity Date (unless such succeeding Business Day falls in the next calendar month, in which event, the Final Maturity Date shall be the immediately preceding Business Day); and

(b)	if there is no such numerically corresponding date in the relevant calendar month, the Final Maturity Date shall be the immediately succeeding Business Day (unless such succeeding Business Day falls in the next calendar month, in which event, the Final Maturity Date shall be the immediately preceding Business Day).

“Finance Document” means this Agreement, the Intercreditor Agreement, any Security Document, any Fee Letter, any Manager’s Undertaking and any other document designated as such by the Agent and the Borrower.

“Finance Party” means the Agent, the Mandated Lead Arranger or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Flag State” means the United Kingdom or such other state or territory in which the Borrower’s ownership title of the Vessel is from time to time registered in accordance with the provisions of Clause 23.3 (Flag).

“Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 10.4 (Cost of funds).

“GAAP” means:

(a)	in respect of the Borrower, generally accepted accounting principles in Norway, including IFRS; or

(b)	in respect of the Guarantor, generally accepted accounting principles in the United States of America.

“General Partner” means KNOT Offshore Partners GP LLC, a company formed under the laws of the Marshall Islands and having its principal office at 2 Queen’s Cross, Aberdeen, Aberdeenshire, AB15 4YB, United Kingdom being the general partner in the Guarantor.

“Group” means KNOP and its Subsidiaries.

“Guarantee” means the guarantee liabilities of the Guarantor pursuant to Clause 18 (Guarantee and indemnity).

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Insurances” means, in relation to the Vessel, all policies and contracts of insurance (which expression includes all entries of the Vessel in a protection and indemnity or war risk association) which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of the Borrower (whether in the sole name of the Borrower or in the joint names of the Borrower and any other person) in respect of the Vessel or otherwise in connection with the Vessel and all benefits thereunder (including claims of whatsoever nature and return of premiums).

“Intercreditor Agreement” means an intercreditor agreement dated on or about the Utilisation Date entered or to be entered into between the Agent and the Lenders to regulate the order of priority of payments between the Lenders of certain amounts due under this Agreement and the other Finance Documents.

“Interest Payment Date” means the last day of an Interest Period;

“Interest Period” means, in relation to the Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Interpolated Screen Rate” means, in relation to LIBOR for the Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of the Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of the Loan,

each as of 11.00 a.m. in London on the Quotation Day for USD.

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention.

“ISPS Code” means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization’s (IMO) Diplomatic Conference of December 2002.

“ISSC” means an International Ship Security Certificate issued by the Classification Society confirming that the Vessel is in compliance with the ISPS Code.

“KNOT” means Knutsen NYK Offshore Tankers AS, Norwegian registration no. 995 221 713, with registered offices at Smedasundet 40, N-5529 Haugesund, Norway.

“KNOT ST” means KNOT Shuttle Tankers AS, Norwegian registration no. 998 942 829, with registered offices at Smedasundet 40, N-5529, Haugesund, Norway.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 25 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to the Loan:

(a)	the applicable Screen Rate;

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(c)	if:

(i)	no Screen Rate is available for USD; or

(ii)	no Screen Rate is available for the Interest Period of that Loan and it is not possible to calculate an Interpolated Screen Rate for that Loan,

the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, 11.00 a.m. London time on the Quotation Day for USD and for a period equal in length to the Interest Period of that Loan and, if that rate is less than zero (0), LIBOR shall be deemed to be zero (0).

“Limited Partnership Agreement” means the third amended and restated agreement of limited partnership of KNOP dated as of June 30, 2017 made between the Guarantor, the General Partner and such other Persons (as defined therein) who are or become Partners (as defined therein) in the Guarantor (as the same may be subsequently amended or restated).

“Loan” means the loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Majority Lenders” means:

(a)	before the Loan has been drawn, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loan then outstanding aggregate more than 66 2/3% of all the Loan then outstanding.

“Management Agreement” means any agreement made or to be made between the Borrower and a Manager for the technical and/or commercial management of the Vessel.

“Manager” means KNOT Management AS or one of its Affiliates acceptable to the Agent.

“Manager’s Undertaking” means an undertaking to be provided by the Manager in favour of the Agent in form and substance satisfactory to the Agent (on behalf of the Finance Parties).

“Margin” means two point one per cent. (2.1%) per annum.

“Market Value” means the fair market value of the Vessel, being the average of valuations of the Vessel obtained from two Approved Shipbrokers, with or without physical inspection of the Vessel (as the Agent may require) on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller, on an “as is, where is” basis, free of any existing charter or other contract of employment and/or pool arrangement.

“Material Adverse Effect” means any event or occurrence that in the reasonable opinion of the Lenders has or would have materially adversely affected or could adversely affect:

(a)	the business, condition (financial or otherwise), operations, performance, assets or prospects of an Obligor or the Group taken as a whole since the date at which its latest audited financial statements were prepared; or

(b)	the ability of an Obligor to perform its obligations under the Finance Documents; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to, any Finance Document; or

(d)	the right or remedy of a Finance Party in respect of a Finance Document.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“Mortgage” means the first priority United Kingdom statutory ship mortgage in account current form over the Vessel and deed of covenants collateral thereto to be executed by the Borrower in favour of the Agent (on behalf of the Finance Parties) and registered, in the case of the statutory mortgage, in the United Kingdom register of ships, in form and substance satisfactory to the Agent (on behalf of the Finance Parties).

“Mortgaged Assets” means:

(a)	the Vessel;

(b)	the Earnings (including the Charterhire);

(c)	the Insurances;

(d)	the Account;

(e)	any Requisition Compensation; and

(f)	the shares in the Borrower.

“Obligors” means the Borrower and the Guarantor, and “Obligor” means any of them.

“Original Financial Statements” means:

(a)	in relation to the Borrower, the audited financial statements for the financial year ended 31 December 2016; and

(b)	in relation to the Guarantor, its audited financial statements for its financial year ended 31 December 2016.

“Outstanding Indebtedness” means the aggregate of all sums of money at any time and from time to time owing to the Finance Parties under or pursuant to the Finance Documents.

“Party” means a party to this Agreement.

“Payment Account” means USD current account no. USD-CUA-014423 held in the name of Borrower with the Bank of Tokyo-Mitsubishi UFJ, Ltd. London Branch.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two (2) Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reference Bank Quotation” means any quotation supplied to the Agent by a Reference Bank.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in USD for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

“Reference Banks” means the Lenders or such other banks as may be appointed by the Agent in consultation with the Borrower.

“Relevant Interbank Market” means the London interbank market.

“Relevant Person” means:

(a)	each member of the Group; and

(b)	each of its directors, officers, employees, agents and representatives.

“Repayment Date” means the first Repayment Date, which is the numerically corresponding calendar day falling three (3) months after the Utilisation Date, and each day which is the numerically corresponding calendar day three (3) month thereafter, provided that:

(a)	the last Repayment Date shall be the Final Maturity Date;

(b)	if any Repayment Date is not a Business Day, the immediately succeeding Business Day shall be such Repayment Date (unless such succeeding Business Day falls in the next calendar month, in which event such Repayment Date shall be the immediately preceding Business Day); and

if there is no such corresponding date in the relevant calendar month, that Repayment Date shall be the last Business Day of such month.

“Repeating Representations” means each of the representations set out in Clause 19 (Representations).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Requisition Compensation” means all sums of money or other compensation from time to time payable in respect of any requisition for title of other compulsory acquisition, requisition, expropriation or similar of the Vessel by any governmental entity.

“Restricted Party” means a person that is:

(a)	listed on any Sanctions List or targeted by Sanctions (whether designated by name or by reason of being included in a class of person); or

(b)	located in or incorporated under the laws of any country or territory that is the target of comprehensive, country- or territory-wide Sanctions; or

(c)	directly or indirectly owned or controlled by, or acting on behalf, at the direction or for the benefit of, a person referred to in (a) and/or (to the extent relevant under Sanctions) (b) above; or

in each case, only to the extent a Finance Party would be prohibited or restricted by Sanctions from transacting or dealing with (including but not limited to being a party to this Agreement), or otherwise exercising any rights in respect of, or fulfilling any duties or obligations owed to, such a person.

“Sanctions” means any applicable (to the Obligors and/or any Relevant Person and/or Finance Party as the context provides) laws, regulations or orders concerning any trade, economic or financial sanctions or embargoes.

“Sanctions Authority” means the Norwegian State, the United Kingdom, the United Nations, the European Union, the member states of the European Union, the United States of America, Australia, Japan and any authority acting on behalf of any of them in connection with Sanctions.

“Sanctions List” means (a) the lists of Sanctions designations and/or targets maintained by any Sanctions Authority and/or (b) any other Sanctions designation or target listed and/or adopted by a Sanctions Authority, in all cases, from time to time.

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for USD for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page LIBOR01/LIBOR02 of the Thomson Reuters Screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower and the Lenders.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Document” means each document listed in Clause 17 (Security) and any other document agreement agreed between the Parties to be a Security Document.

“Security Period” means the period commencing on the date of this Agreement and ending the date on which the Agent notifies the Borrower and the other Finance Parties that:

(a)	all amounts which have become due for payment by the Borrower under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any of the Finance Documents;

(c)	none of the Obligors have any future or contingent liability under any provision of this Agreement and the other Finance Documents; and

(d)	the Agent and the Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security created by a Finance Document.

“Shareholder Loans” means shareholder loans and/or loans from other companies within the Group and/or loans from other Affiliates.

“SMC” means a valid safety management certificate issued for the Vessel issued by the Classification Society pursuant to paragraph 13.7 of the ISM Code.

“SMS” means a safety management system for the Vessel developed and implemented in accordance with the ISM Code and including the functional requirements duties and obligations that follow from the ISM Code.

“Subsidiary” means an entity of which a person has direct or indirect control (whether through the ownership of voting capital, by contract or otherwise) or owns directly or indirectly more than 50 % of the shares and for this purpose an entity shall be treated as controlled by another if that entity is able to direct its affairs and/or to control the composition of the board of directors or equivalent body.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Total Commitments” means the aggregate of the Commitments being USD 100,000,000 at the date of this Agreement.

“Total Loss” means, in relation to the Vessel:

(a)	the actual, constructive, compromised, agreed, arranged or other total loss of the Vessel;

(b)	the requisition for title or compulsory acquisition of the Vessel by any government or other competent authority;

(c)	the capture, seizure, destruction, abandonment, condemnation, arrest, detention or confiscation of the Vessel by any government or by persons acting or purporting to act on behalf of any government or public authority, unless the Vessel is released and returned to the possession of the Borrower within thirty (30) days after the capture, seizure, arrest, detention or confiscation in question; or

(d)	any piracy, hijacking or theft of the Vessel, unless the Vessel is released and restored to the Borrower within thirty (30) days after the occurrence of such incident.

“Total Loss Date” means:

(a)	in the case of an actual total loss of the Vessel, the date on which it occurred or, if that is unknown, the date when the Vessel was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Vessel, the earlier of: (i) the date on which a notice of abandonment is given to the insurers (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, at the date at which either a total loss is subsequently admitted by the insurers or a total loss is subsequently adjudged by a competent court of law or arbitration panel to have occurred or, if earlier, the date falling three (3) Months after notice of abandonment of the Vessel was given to the insurers; and (ii) the date of compromise, arrangement or agreement made by or on behalf of the Borrower with the Vessel’s insurers in which the insurers agree to treat the Vessel as a total loss; or

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred.

“Transaction Documents” means each Charterparty and each Management Agreement, together with the other documents contemplated herein or therein or otherwise designated as a Transaction Document by the Agent and the Borrower, and “Transaction Document” means any of them.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Transfer Certificate.

“US” means the United States of America.

“US Tax Obligor” means:

(a)	the Borrower which is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Utilisation” means the utilisation of the Facility.

“Utilisation Date” means the date of the Utilisation, being the date on which the Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Form of Utilisation Request).

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112);

(b)	value added tax as provided for in the Norwegian Value Added Tax Act of 19 June 2009 no. 58 (in Norwegian Merverdiavgiftsloven); or

(c)	any other tax of a similar nature.

“Vessel” means the 123,166 dwt aframax shuttle tanker “TORILL KNUTSEN” with IMO number 9630030 registered in the ownership of the Borrower under the laws and flag of the United Kingdom with ABERDEEN as her port of choice and official number 919703.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Agent”, the “Mandated Lead Arranger”, any “Finance Party”, any “Lender”, or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document”, “Transaction Document” or any other agreement or instrument is a reference to that Finance Document, Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	a “group of Lenders” includes all the Lenders;

(v)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(vii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(viii)	a provision of law is a reference to that provision as amended or re-enacted;

(ix)	words importing the singular shall include the plural and vice versa; and

(x)	a time of day is a reference to Bergen time unless specified otherwise.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.3	Currency symbols and definitions

“$”, “USD” and “dollars” denote the lawful currency of the United States of America.

1.4	Third party rights

(a)	Unless expressly provided to the contrary in that Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

(b)	The consent of any third party to whom rights have been provided under a Finance Document is not required, unless otherwise specifically required under the terms of any Finance Document, to rescind, vary, amend or terminate a Finance Document at any time.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a senior secured USD term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

(d)	No Finance Party will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

3.	PURPOSE

3.1	Purpose of the Facility

The Borrower shall apply all amounts borrowed by it under the Facility towards (a) repaying the Existing Indebtedness and (b) general corporate purposes.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)	The Borrower may not deliver a Utilisation unless the Agent is satisfied that it has received all of the documents and other evidence listed in Part I (Conditions Precedent to Utilisation) of Schedule 2 (Conditions Precedent and Subsequent), except those documents which specifically will only be available on the Utilisation Date or within another specified date as previously notified and agreed to by the Majority Lenders. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

(b)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan;

(b)	no Change of Control has occurred; and

(c)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Conditions subsequent

The Borrower shall undertake to deliver or cause to be delivered to the Agent the additional documents and other evidence listed in Part II (Conditions Subsequent) of Schedule 2 (Conditions Precedent and Subsequent), on or prior to the dates specified in Part II (Conditions Subsequent) of Schedule 2 (Conditions Precedent and Subsequent) in relation to such other additional documents and other evidence (or such other time period as may be agreed by the Agent).

4.4	Number of Utilisations

The Facility may be drawn in only one single amount.

4.5	Form and content

All documents and evidence delivered to the Agent pursuant to this Clause 4 (Conditions of Utilisation) shall:

(a)	be in form and substance satisfactory to the Agent;

(b)	if required by the Agent, be in original; and

(c)	if required by the Agent, be certified, notarised, legalised or attested in a manner acceptable to the Agent.

4.6	Waiver of conditions precedent

The conditions specified in this Clause 4 (Conditions of Utilisation) are solely for the benefit of the Lenders and may be waived on their behalf in whole or in part and with or without conditions by the Agent (acting on the instructions of all of the Lenders).

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of the Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of the duly completed Utilisation Request not later than 12:00 noon London time on the date falling four (4) Business Days prior to the Utilisation Date.

5.2	Completion of a Utilisation Request

The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day within the Availability Period; and

(b)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount).

5.3	Currency and amount

(a)	The currency specified in the Utilisation Request must be USD.

(b)	The amount of the Loan must be an amount which is not more than the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in the Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of the Lender’s participation in the Loan will be equal to the proportion borne by its Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall notify each Lender of the amount of the Loan and the amount of its participation in the Loan by 12:00 noon London time on the date falling three (3) Business Day prior to the relevant Utilisation Date.

5.5	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

(a)	Subject to the provisions of this Agreement, the Borrower shall repay the Loan in twenty four (24) instalments, each in the amount of USD1,666,666 together with a balloon instalment of USD60,000,016 payable with (and forming part of) the final instalment. If the full amount of the Loan is not advanced to the Borrower, the amount of each repayment instalment shall be reduced pro rata to the amount actually advanced.

(b)	The repayment instalments in respect of the Loan shall be paid on each of the Repayment Date.

(c)	Any Outstanding Indebtedness related to the Loan is due and payable on the Final Maturity Date.

(d)	The Borrower may not reborrow any part of the Loan which is repaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Voluntary prepayment of Loan

(a)	The Borrower may, if it gives the Agent not less than ten (10) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of USD 5,000,000).

(b)	Any prepayment under this Clause 7.1 (Voluntary prepayment of Loan) shall be applied pro rata against each of the remaining repayment instalments (including the balloon payment) as set out in Clause 6 (Repayment).

7.2	Mandatory prepayment – illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan or it becomes contrary to Sanctions to do the same:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)	to the extent that the Lender’s participation has not been transferred pursuant to paragraph (d) of Clause 7.6 (Right of replacement or repayment and cancellation in relation to a single Lender), the Borrower shall repay that Lender’s participation in the Loan on the last day of the Interest Period for the Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment shall be cancelled in the amount of the participations repaid.

7.3	Mandatory prepayment – Total Loss or sale of the Vessel

If the Vessel is sold or shall suffer a Total Loss, the Agent shall:

(a)	in case of a sale, on or before the date on which the sale is completed by delivery of the Vessel to the buyer; or

(b)	in the case of a Total Loss, on the earlier of the date falling ninety (90) days after the Total Loss Date and the receipt by the Agent of the proceeds of Insurance relating to such Total Loss (or in the event of a requisition for title of the Vessel, immediately after the occurrence of such requisition of title)

cancel the Total Commitments and declare the outstanding Loan, together with accrued interest and all other amounts accrued in relation thereto immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.

7.4	Mandatory prepayment – Market Value

(a)	If the aggregate Market Value of the Vessel falls below:

(i)	one hundred and ten per cent (110%) of the Loan during the period from the Utilisation Date up to (but not including) the second anniversary of the Utilisation Date,

(ii)	one hundred and twenty per cent (120%) of the Loan during the period from (and including) the second anniversary of the Utilisation Date up to (but not including) the fourth anniversary of the Utilisation Date, or

(iii)	one hundred and twenty-five per cent (125%) of the Loan at any time thereafter;

then, the Borrower shall, unless otherwise agreed with the Agent within thirty (30) days after being notified the above in writing by the Agent, either:

(i)	prepay such part of the Loan, together with accrued interest on the Loan and all other amounts which shall have become due on or prior to the date of such prepayment; and/or

(ii)	provide the Lenders with such additional security, in form and substance and being of a kind and having a value satisfactory to the Lenders,

required to restore the aforesaid ratio. Any additional security shall be documented and perfected in such terms as the Agent (on behalf of all Lenders) may approve or require.

(b)	Any prepayment under this Clause 7.4 (Mandatory prepayment – Market Value) shall be applied pro rata against each of the remaining repayment instalments (including the balloon payment) as set out in Clause 6 (Repayment).

7.5	Mandatory prepayment – Change of Control

If a Change of Control occurs:

(a)	the Borrower shall promptly notify the Agent upon becoming aware of that event; and

(b)	in the event that that Change of Control is continuing for sixty (60) days, the Total Commitments shall be cancelled and the Loan, together with accrued interest and all other amounts accrued under the Finance Documents shall be immediately due and payable on the date sixty (60) days upon the occurrence of that Change of Control.

7.6	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender’s participation in the Loan or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment(s) of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in that Loan.

(d)	If:

(i)	any of the circumstances set out in paragraph (a) above apply to a Lender; or,

(ii)	an Obligor becomes obliged to pay any amount in accordance with Clause 7.2 (Mandatory prepayment – illegality) to any Lender,

the Borrower may, on thirty (30) Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 25 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loan and all accrued interest (to the extent that the Agent has not given a notification under Clause 25.7 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)	the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations In relation to that transfer.

(f)	A Lender shall perform the checks described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with this checks.

7.7	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 7 (Prepayment and cancellation) it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

(g)	If all or part of any Lender’s participation in the Loan is repaid or prepaid an amount of that Lender’s Commitment (equal to the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

7.8	Application of prepayments

Any prepayment of the Loan pursuant to Clause 7.1 (Voluntary prepayment of Loan), Clause 7.3 (Mandatory prepayment – Total Loss or sale of the Vessel) or Clause 7.4 (Mandatory prepayment – Market Value) or Clause 7.5 (Mandatory prepayment – Change of Control) shall be applied pro rata to each Lender’s participation in that Loan.

SECTION 5

COSTS OF UTILISATION

8.	INTEREST

8.1	Calculation of interest

(a)	The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin; and

(ii)	LIBOR.

(b)	Interest shall be calculated on the actual number of days elapsed on the basis of a three hundred and sixty (360) day year.

(c)	For purpose of calculation of such number of days, the first day of each Interest Period shall be included and the last day thereof shall be excluded.

(d)	If, after calculation of any amount payable under this Clause 8, there is any fraction equating to less than one hundredth of one dollar (USD0.01), such fraction shall be discarded.

8.2	Payment of interest

The Borrower shall pay accrued interest on the Loan on each of the Interest Payment Date.

8.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is the higher of (i) four per cent (4%) per annum above the actual cost at which the Lenders obtain funds from any financial institution or source for the purpose of this Agreement and (ii) two per cent (2%) per annum above the interest rate applicable to the Interest Period immediately prior to such default, on the basis of a year of 360 days. In the event that a Lender suffers any loss of any kind whatsoever due to a delay in the payment of such defaulted amount, the Borrower shall pay a sum as shall be sufficient to cover such loss plus interest on such sum at the aforesaid rate from the date of such loss until such sum and interest are paid in full.

(b)	Any interest accruing under this Clause 8.3 shall be immediately payable by the Obligor on demand by the Agent.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest

(a)	The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

(b)	The Agent shall promptly notify the Borrower of each Funding Rate relating to the Loan.

9.	INTEREST PERIODS

9.1	Duration of Interest Periods

Each Interest Period in respect of the Loan shall be for a period of three (3) months and shall commence, in the case of the first Interest Period, on the Utilization Date or, in the case of each subsequent Interest Period, on the expiry of the immediately preceding Interest Period.

9.2	Non-Business Day

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Unavailability of Screen Rate

(a)	If no Screen Rate is available for LIBOR for the Interest Period of the Loan, the applicable LIBOR shall be the Interpolated Screen Rate for a period equal in length to that Interest Period.

(b)	If no Screen Rate is available for LIBOR for:

(i)	USD; or

(ii)	the Interest Period of the Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable LIBOR shall be the Reference Bank Rate as of noon London time on the Quotation Day and for a period equal in length to the Interest Period of the Loan.

10.2	Calculation of Reference Bank Rate

(a)	Subject to paragraph (b) below, if LIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by noon London time on the Quotation Day, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)	If at or about noon London time on the Quotation Day, none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

(c)	If paragraph (b) above applies but no Reference Bank Rate is available for USD or the relevant Interest Period there shall be no LIBOR for that Loan and Clause 10.4 (Cost of funds) shall apply to that Loan for that Interest Period.

10.3	Market disruption

If before close of business in London on the Quotation Day for the relevant Interest Period the Agent receives notifications from a Lender or Lenders (whose participations in the Loan exceed fifty per cent. (50%) of the Loan) that the cost to it of funding its participation in the Loan from whatever source it may reasonably select would be in excess of LIBOR then Clause 10.4 (Cost of funds) shall apply to the Loan for the relevant Interest Period.

10.4	Cost of funds

(a)	If this Clause 10.4 (Cost of funds) applies, the rate of interest on each Lender’s share of the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event within three (3) Business Days of the first day of that Interest Period (or, if earlier, on the date falling three (3) Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	If this Clause 10.4 (Cost of Funds) applies and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

10.5	Break Costs

(a)	The Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	FEES

11.1	Flat fee

The Borrower shall pay to the Agent (for further distribution to the Original Lenders) a non-refundable flat fee in the amount of one million dollars (USD1,000,000), such fee to be paid within ten (10) Business Days after the date of this Agreement.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

12.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity

(a)	The Borrower shall (within three (3) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 12.2 (Tax gross-up) applied; or

(C)	relates to a FATCA Deduction required to be made by a Party.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3 (Tax indemnity), notify the Agent.

12.4	Stamp taxes

The Borrower shall pay and, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.5	VAT

(a)	All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

12.6	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA;

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)	If an Obligor is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten (10) Business Days of:

(i)	where that Obligor is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where that Obligor is a US Tax Obligor on a Transfer Date and the relevant Lender is a New Lender, the relevant Transfer Date; or

(iii)	where that Obligor is not a US Tax Obligor, the date of a request from the Agent,

supply to the Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the relevant Obligor.

(g)	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Obligor.

(h)	The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraphs (e), (f) or (g) above.

12.7	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.

13.	INCREASED COSTS

13.1	Increased costs

(a)	Subject to Clause 13.3 (Exceptions) the Borrower shall, within three (3) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation, (ii) compliance with any law or regulation made after the date of this Agreement or (iii) the implementation or application of or compliance with any Basel III Regulation (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied); or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 13.3 (Exceptions), a reference to a “Tax Deduction” has the same meaning given to the term in Clause 1 (Definitions and Interpretation).

14.	OTHER INDEMNITIES

14.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

Each Obligor shall, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 29 (Sharing among the Finance Parties);

(c)	any claim, action, civil penalty or fine against, any settlement, and any other kind of loss or liability, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred by the Agent or any Lender as a result of conduct of any Obligor or any of their partners, directors, officers, employees, agents or advisors, that violates any Sanctions;

(d)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in the Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(e)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

The indemnity in this Clause 14.2 (Other indemnities) shall cover any cost, loss or liability incurred by each Finance Party in any jurisdiction arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions.

14.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

15.	MITIGATION BY THE LENDERS

15.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.2 (Mandatory prepayment – illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Borrower shall promptly on demand pay the Agent and the Mandated Lead Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, syndication, perfection, amendment, enforcement and preservation of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment and enforcement costs

The Borrower shall, within three (3) Business Days of demand, reimburse the Agent and any Finance Party for the amount of all costs and expenses (including but not limited to legal fees and administration fees, including costs of utilising the Agent’s management time) incurred by the Agent and any such Finance Party in connection with:

(a)	responding to, evaluating, negotiating or complying with a request or requirement for any amendment, waiver or consent;

(b)	the granting of any release, waiver or consent under the Finance Documents;

(c)	any amendment or variation of a Finance Document; and

(d)	the enforcement of, or the preservation, protection or maintenance of, or attempt to preserve or enforce, any of the rights of the Finance Parties under the Finance Documents.

16.3	Costs and expenses payable even if no Utilisation

For the avoidance of doubt, costs payable by the Borrower under Clause 16.1 (Transaction Expenses) and this Clause 16.2 (Amendment and enforcement costs) remain payable whether or not the Utilisation is ever made.

SECTION 7

SECURITY

17.	SECURITY

17.1	Security

The obligations and liabilities of the Obligors under the Finance Documents in respect of the Facility, including (without limitation) the Borrower’s obligation to repay the Loan utilised hereunder together with all unpaid interest, default interest, charges, expenses and any other derived liability whatsoever of the Borrower towards the Finance Parties in connection therewith, shall at all times from the time of Utilisation until all amounts due to the Finance Parties under any Finance Document in respect of the Facility have been paid and/or repaid in full, be secured by the following security:

(a)	the Mortgage;

(b)	the Assignment Agreement;

(c)	the Account Pledge;

(d)	the Guarantee; and

(e)	the Borrower Share Pledge,

and any other document that may have been or shall from time to time hereafter be executed as Security for the Obligors’ obligations under or pursuant to the Finance Documents in respect of the Facility.

The Security Documents shall rank with first priority and shall include any obligations under the Finance Documents in respect of the Facility, always subject to the provision of Clause 30.5 (Partial Payments).

17.2	Perfection etc.

The Obligors undertake to ensure that the Security Documents are duly executed by the parties thereto in favour of the Agent (on behalf of the Finance Parties) on or about the Utilisation Date in accordance with Clause 4 (Conditions of Utilisation), legally valid, enforceable by the Finance Parties and in full force and effect, and to execute or procure the execution of such further documentation as the Agent may reasonable require in order for the relevant Finance Parties to maintain the security position envisaged hereunder or to facilitate the realisation of any assets the subject of any Security.

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity

The Guarantor irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual performance by the Borrower of all the Borrower’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount, and the Guarantor shall not have any right of reservation or objection to such demand for payment by the Agent and no conflict or dispute of whatsoever nature between the Agent and the Borrower shall have an impact on the Guarantor’s obligation to pay under the guarantee set out in this Clause 18 (Guarantee and indemnity).

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 18 (Guarantee and indemnity) if the amount claimed had been recoverable on the basis of a guarantee.

18.2	Guarantee limitations

Notwithstanding the obligations of the Guarantor pursuant to the guarantee set out in this Clause 18 (Guarantee and indemnity):

(a)	the maximum guarantee liability of the Guarantor hereunder shall always be limited to USD 100,000,000 plus (i) any interest, default interest, Break Cost or other costs, fees and expenses related to the Borrower’s obligations under the Finance Documents and (ii) any default interest or other costs, fees and expenses related to the liability of the Guarantor hereunder;

(b)	the guarantee set out in this Clause 18 (Guarantee and indemnity) does not apply to any liability if and to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of Chapter 8 of the Companies Act or any equivalent and applicable provisions under the laws of the relevant jurisdiction of the Guarantor.

18.3	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.4	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause 18 (Guarantee and indemnity) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

18.5	Waiver of defences

The obligations of the Guarantor under this Clause 18 (Guarantee and indemnity) will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 (Guarantee and indemnity) (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

18.6	Immediate recourse

the Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 18 (Guarantee and indemnity). This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Clause 18 (Guarantee and indemnity).

18.8	Deferral of the Guarantor’s rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 18 (Guarantee and indemnity):

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 18 (Guarantee and Indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 30 (Payment mechanics).

18.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 19 (Representations) to each Finance Party on the date of this Agreement and on the dates on which the Repeating Representations are made.

19.1	Status

(a)	The Borrower is duly incorporated and validly existing under the laws of Norway as a limited liability company and its shares are directly wholly owned by KNOT ST.

(b)	The Guarantor is a publicly traded limited partnership duly organised under the Limited Partnership Agreement and validly existing under the laws of the Republic of Marshall Islands and is a “Publicly Traded Partnership” under the Code.

(c)	The General Partner is duly incorporated and validly existing under the laws of Norway as a limited liability company and has been appointed as general partner of the Guarantor pursuant to the Limited Partnership Agreement.

(d)	KNOT ST is duly incorporated and validly existing under the laws of Norway as a limited liability company and its shares are indirectly wholly owned by the Guarantor as shown in the structure chart set out in Schedule 6 (Structure Chart).

(e)	Each Obligor has the power to own its assets and carry on its business as it is being conducted.

19.2	Binding obligations

(a)	The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.

(b)	Save as provided herein or therein and/or as have been or shall be completed prior to the Utilisation Date, no registration, filing, payment of tax or fees or other formalities are necessary or desired to render the Finance Documents enforceable against the Obligors, and in respect of the Vessel, for the Mortgage over the Vessel to constitute a valid and enforceable first priority mortgage over the Vessel.

19.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the Transaction Documents do not and will not conflict with:

(a)	any law, statute, rule or regulation applicable to it, or any order, judgment, decree or permit to which it is subject (including the Council Directive 2001/97/EC of the European Parliament and of the Council of 4 December 2001 amending Council Directive 91/308/EEC of the Council of the European Community implemented to combat “money laundering”);

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets.

19.4	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents and the Transaction Documents to which it is a party and the transactions contemplated by those Finance Documents and Transaction Documents.

(b)	All necessary corporate, shareholder and other action have been taken by it to approve and authorize the execution of the Finance Documents and the Transaction Documents, the compliance with the provisions thereof and the performance of its obligations thereunder.

(c)	The Borrower acts for its own account by entering into the Finance Documents and obtaining the Facility.

19.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents and the Transaction Documents to which it is a party;

(b)	to make the Finance Documents and the Transaction Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and

(c)	in connection with its business and ownership of assets,

have been obtained or effected and are in full force and effect, and there are no circumstances which indicate that any of the same are likely to be revoked in whole or in part.

19.6	Governing law and enforcement

(a)	The choice of Norwegian and English law respectively as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in Norway and/or England And Wales in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

19.7	Insolvency

No corporate action, legal proceeding or other procedure or step described in Clause 24.6 (Insolvency), 24.7 (Insolvency proceedings) or Clause 24.8 (Creditors’ process) is currently pending or, to its knowledge, threatened in relation to it, and none of the circumstances described in Clause 24.6 (Insolvency), 24.7 (Insolvency proceedings) or Clause 24.8 (Creditors’ process) applies to it.

19.8	Deduction of Tax

It is not required to make any Tax Deduction (as defined in Clause 1 (Definitions and Interpretation)) from any payment it may make under any Finance Document.

19.9	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

19.10	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of the Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject (including, without limitation, the Transaction Documents) which might have a Material Adverse Effect.

19.11	No misleading information

(a)	Any factual information provided by any member of the Group was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial information provided by any member of the Group has been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has occurred or been omitted and no information has been given or withheld that results in the information provided by any member of the Group being untrue or misleading in any material respect.

19.12	Financial statements

(a)	Its Original Financial Statements and the financial information most recently delivered to the Agent pursuant to Clause 20 (Information Undertakings) were prepared in accordance with GAAP consistently applied.

(b)	Its Original Financial Statements and the financial information most recently delivered to the Agent pursuant to Clause 20 (Information Undertakings) fairly represent its financial condition as at the end of the relevant financial year and operations during the relevant financial year (consolidated in the case of the Guarantor).

(c)	As of the date of the Original Financial Statements and the financial information most recently delivered to the Agent pursuant to Clause 20 (Information Undertakings), no Obligor has had any material liabilities, direct or indirect, actual or contingent which has not been disclosed to the Agent, and there is no material, unrealised or anticipated losses from any unfavourable commitments not disclosed by or reserved against it in the Original Financial Statements, the most recent delivered financial information or in the notes thereto.

(d)	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group) since the date of delivery of its latest financial statements.

19.13	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.14	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened against it.

19.15	Title

The Borrower holds the legal title and/or is the beneficial party, as the case may be, to the Mortgaged Assets (other than the shares pledged pursuant to the Borrower Share Pledge, which are owned by KNOT ST.

19.16	No security

None of the Mortgaged Assets are affected by any Security, and it is not a party to, nor is it or any of the Mortgaged Assets bound by any order, agreement or instrument under which it is, or in certain events may be, required to create, assume or permit to arise any Security over any of the Mortgaged Assets, save for the Security created under the Security Documents, for liens arising solely by operation of law and/or in the ordinary course of business or otherwise as permitted pursuant to the terms of Clause 22.2 (Negative pledge).

19.17	No immunity

Neither it, nor any of its assets, are entitled to immunity from suit, execution, attachment or other legal process, and its entry into of the Finance Documents and the Transaction Documents constitutes, and the exercise of its rights and performance of and compliance with its obligations under Finance Documents and the Transaction Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

19.18	Ranking of Security Documents

The Security created by the Security Documents has or will have the ranking in priority which it is expressed to have in the Security Documents and the Security is not subject to any prior ranking.

19.19	Taxation

(a)	It is not overdue in the filing of any Tax returns.

(b)	No claims or investigations are being, or are reasonably likely to be, made or conducted against it with respect to Taxes which is reasonably likely to have a material adverse effect on its ability to perform its obligations under the Finance Documents.

(c)	It is resident for Tax purposes only in the jurisdiction of its incorporation, unless the Agent shall have been otherwise informed in writing.

19.20	Environmental compliance

The Borrower and the Manager have performed and observed all Environmental Laws, Environmental Permits and all other covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with the Vessel.

19.21	Environmental Claims

No Environmental Claim has been commenced or (to the best of its knowledge and belief, having made due and careful enquiry) is threatened against it where that claim has or is reasonably likely, if determined against it, to have a material adverse effect on its ability to perform its obligations under the Finance Documents and the Transaction Documents.

19.22	Laws and regulations

(a)

Neither of it nor any of its employees, representatives, agents, servants or contractors will pay, promise to pay or authorise the payment of any money or anything of value, directly or indirectly, whether as a bribe, pay-off, kickback, gift, commission or gratuity, to any public officials for the purpose of illegally or improperly inducing any government or corporation in public sector to make a buying or selling decision or illegally or improperly influencing any public official of present or prospective government or public sector customers of it in obtaining or retaining business or taking any other improper action favourable to it.

(b)	It and parties acting on its behalf shall observe and abide with all applicable laws and regulations applicable to it including, amongst other things, SOLAS conventions.

19.23	ISM Code and ISPS Code compliance

All requirements of the ISM Code and the ISPS Code as they relate to the Borrower (or any of their Affiliates), the Manager any charterers and the Vessel have been complied with.

19.24	The Vessel

The Vessel will on the Utilisation Date be:

(a)	in the absolute ownership of the Borrower free and clear of all encumbrances (other than current crew wages and the Mortgage) and the Borrower will be the sole, legal and beneficial owner of the Vessel;

(b)	registered in the name of the Borrower under British flag with the United Kingdom ship registry;

(c)	operationally seaworthy in every way and fit for service; and

(d)	classed with the class with such classification society as the Lenders shall accept, free of all overdue requirements and other recommendations.

19.25	Financial Indebtedness

It is not in breach of or in default under any agreement or other instrument relating to Financial Indebtedness to which it is a party or by which it is bound (nor would it be with the giving of notice or lapse of time or both).

19.26	Sanctions

None of the Obligors, nor any of their Subsidiaries nor any of their directors and officers or to their knowledge any other Relevant Person is or has been:

(a)	a Restricted Party; or

(b)	in breach of Sanctions; or

(c)	subject to or involved in any complaint, claim, proceeding, formal notice, investigation or other action by any regulatory or enforcement authority or third party concerning any Sanctions.

19.27	Ownership

The structure chart set out in Schedule 6 (Structure Chart) hereto correctly reflects the Group at the date of this Agreement and the Obligors will procure that the Agent receives an updated version of Schedule 6 (Structure Chart) if any changes are made to the structure of the Group.

19.28	Transaction Documents

(a)	No material terms of any of the Transaction Documents have been amended or terminated, nor have any waivers of any material terms thereof been agreed, without the prior written consent of the Agent.

(b)	It has not received any notice of termination or force majeure under any of the Transaction Documents and is not aware of any event which is reasonably likely to cause termination or force majeure under any of the Transaction Documents.

19.29	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of the Utilisation Request and the first day of each Interest Period and on the date of delivery of each Compliance Certificate (or, if no such Compliance Certificate is forwarded, on each day such certificate should have been forwarded to the Agent at the latest).

20.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 (Information undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within one hundred and fifty (150) days after the end of each of its financial years:

(i)	its audited financial statements of the Borrower for that financial year; and

(ii)	the audited consolidated financial statements of the Guarantor for that financial year;

(b)	as soon as the same become available, but in any event within ninety (90) days after the end of its financial quarters:

(i)	its unaudited financial statements of the Borrower for that financial quarter; and

(ii)	the unaudited consolidated financial statements of the Guarantor for that financial quarter;

(c)	as soon as the same become available, but in any event within 31 January of each financial year, the consolidated annual budget and cash flow projections for that financial year for the Guarantor, specifying major assumptions and structure charts which correctly reflects the Group on such date.

20.2	Compliance Certificate

The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a)(i) or (b)(i) of Clause 20.1 (Financial statements), a Compliance Certificate signed by the chief financial officer of the Borrower and the Guarantor setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial covenants) as at the date as at which those financial statements were drawn up.

20.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 20.1 (Financial statements) shall be certified by a director of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)	The Borrower shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 20.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor’s Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 21 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

20.4	Information: miscellaneous

Each Obligor shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all relevant documents dispatched by an Obligor to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;

(c)	promptly upon becoming aware of them, the details of any inquiry, claim, action, suit, proceeding or investigation by any Sanctions Authority against it, any of its direct or indirect owners, other member of the Group, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives, as well as information on what steps are being taken with regards to answer or oppose such;

(d)	promptly upon becoming aware that it, any of its direct or indirect owners, other member of the Group, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives has become or is likely to become a Restricted Party; and

(e)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.

20.5	Notification of default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, each Obligor shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.6	Notification of Environmental Claims

Each Obligor shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same:

(a)	if any Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against an Obligor (or any of its Affiliates), the Manager or the Vessel; and

(b)	of any fact and circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against an Obligor (or any of its Affiliates), the Manager or the Vessel,

where the claim would be reasonably likely, if determined against an Obligor (or any of its Affiliates) or the Vessel, to have a Material Adverse Effect.

20.7	Market Value and inspection reports

The Borrower shall:

(a)	arrange, at its own expense, or undertake to let the Agent arrange for the Market Value of the Vessel to be determined at its expense, semi-annually and otherwise at the cost of, and when requested by, the Majority Lenders, unless an Event of Default has occurred whereby any future valuation shall be at the expense of the Borrower; and

(b)	if any relevant inspection reports are made or issued in respect of the Vessel, promptly forward copies of such reports to the Agent.

21.	FINANCIAL COVENANTS

21.1	Definitions

In this Agreement:

“Book Equity” means, at any time, the value of the paid-in capital and reserves determined on a consolidated basis in accordance with GAAP and as shown in the latest financial statements (and the preferred equity shall be included in the calculation of Book Equity when determining the equity ratio for the Guarantor pursuant to Clause 21.3(c) (Minimum Equity Ratio))..

“Current Assets” means the aggregate value of the Guarantor’s (on a consolidated basis) or the Borrower’s (as the case may be) assets, which are treated as current assets in accordance with GAAP.

“Current Liabilities” means the aggregate amount of the Guarantor’s (on a consolidated basis) or the Borrower’s (as the case may be) liabilities, which are treated as current liabilities in accordance with GAAP, but excluding instalments on long-term debt and finance leases which fall due during the next twelve months and (when calculating the Current Liabilities of the Borrower) any intercompany balances..

“EBITDA” means, in respect of any Relevant Period, the consolidated earnings, before:

(a)	deducting any provision on account of taxation;

(b)	deducting any interest, discounts or other fees incurred or payable, by any member of the Group in respect of Financial Indebtedness;

(c)	taking into account any items treated as exceptional or extraordinary items; and

(d)	any amount attributable to the amortisation of intangible assets and depreciation of tangible assets.

“Free Liquidity” means the aggregate value of:

(a)	cash in hand or on deposit with any bank or financial institution;

(b)	cash equivalents as reported in accordance with GAAP; and

(c)	2/3 of the available facilities in respect of all revolving facilities to the Guarantor.

“Relevant Period” means each period of twelve (12) months ending on the last day of each financial quarter of each financial year, provided that for the purposes of the calculation of EBITDA, the earnings of a vessel (following its delivery) shall be annualised (by reference to annual earnings of similar ships acceptable to the Agent for this purpose) until it has operated for a period of twelve (12) months.

“Total Assets” means, at any time, the total book value of all the assets which would, in accordance with GAAP, less goodwill..

“Working Capital” means, on any date, Current Assets less Current Liabilities.

21.2	Financial condition – Borrower

(a)	Working Capital – Borrower

The Borrower shall at all times maintain positive Working Capital.

21.3	Financial condition – Guarantor

(a)	Working Capital

The Guarantor (on a consolidated basis) shall at all times maintain positive Working Capital.

(b)	Free Liquidity

The Guarantor (on a consolidated basis) shall at all times maintain a Free Liquidity equal to or greater than USD 15,000,000 plus USD 1,500,000 for each owned (directly or indirectly) vessel (up to a total of eight (8) vessels) with employment contracts with less than twelve (12) months’ remaining tenor (excluding options) plus USD 1,000,000 for each vessel in excess of eight (8) vessels owned (directly or indirectly) with employment contracts with less than twelve (12) months’ remaining tenor (excluding options), provided always that employment contracts entered into with KNOT or any of its Subsidiaries shall not count as employment contracts for the purpose of this provision.

(c)	Minimum Equity Ratio

The Guarantor (on a consolidated basis) shall at all times have a ratio of Book Equity to Total Assets greater than 30%.

(d)	Interest Coverage Ratio

The Guarantor (on a consolidated basis) shall have a ratio of EBITDA to interest expense greater than 2.5x.

21.4	Financial testing

The financial covenants set out in Clause 21.2 (Financial condition – Borrower) and Clause 21.3 (Financial condition – Guarantor) shall be calculated on the Guarantor’s consolidated figures and in accordance with GAAP and tested (i) by reference to each of its financial statements delivered pursuant to Clause 20.1 (Financial statements) (whether audited or un-audited) and each Compliance Certificate delivered pursuant to Clause 20.2 (Compliance Certificate) and (ii) at such other times as reasonably requested by the Agent by reference to such documentation as is then available or made available in accordance with paragraph (c) of Clause 20.4 (Information: miscellaneous), and presented to the Agent in form and substance satisfactory to the Agent.

21.5	Financial covenants in other agreements

If any other loans, bonds or similar debt financing instruments have any stronger financial covenants on the Guarantor, such covenants shall at all times apply for the Facility as if expressly set out in this Agreement.

22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 (General undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

22.2	Negative pledge

(a)	No Obligor shall create or permit to subsist any Security over any of the Mortgaged Assets.

(b)	The Borrower shall not create or permit to subsist any Security over any of its assets nor any factoring agreement to be registered with the Norwegian Registry of Movable Property (in No. Løsøreregisteret).

(c)	The Guarantor shall not create or permit to exist any security over any of the shares or other ownership interests in KNOT Offshore Partners UK LLC.

(d)	The Borrower shall not:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(e)	Paragraph (a), (b) and (c) above do not apply to any Security listed below:

(i)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii)	any lien arising by operation of law and in the ordinary course of trading and securing obligations not more than thirty (30) days overdue;

(iii)	any Security entered into pursuant to any Finance Document;

(iv)	any Security securing the Existing Indebtedness (but only up to the Utilisation Date); or

(v)	Security consented to in writing by the Agent (acting upon instructions from the Lenders).

22.3	Disposals

(a)	The Borrower shall not, enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	made in the ordinary course of trading of the disposing entity; or

(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality.

22.4	Merger

(a)	No Obligor shall enter into any amalgamation, demerger, merger or corporate reconstruction other than a merger or consolidation with other members of the Group into a single surviving entity which is such Obligor and which succeeds by operation of law to all of the assets and liabilities of such Obligor immediately prior to such merger or consolidation.

(b)	The Borrower shall not enter into any joint venture, partnership or similar arrangement with any person without prior written approval of the Agent.

22.5	Change of business

(a)	Each Obligor shall procure that no substantial change is made to the general nature of its business from that carried on at the date of this Agreement.

(b)	Each Obligor shall ensure that its substantial part of business or assets shall not be destroyed, abandoned, seized, appropriated or forfeited for any reason which has or is reasonably likely to have a Material Adverse Effect.

(c)	There shall be no change in ownership of the Borrower and no material changes to the corporate structure of the Group without the prior written consent of the Lenders (not to be unreasonably withheld) except as permitted under the Finance Documents.

22.6	Transactions with Affiliates

Each Obligor shall procure that all transactions entered into between a member of the Group and an Affiliate are made on arm’s length terms.

22.7	Title

The Obligors (as the case may be) shall hold legal title to and own the entire beneficial interest in the Mortgaged Assets, free of all Security and other interests and rights of every kind, except for those created by the Finance Documents and as permitted by Clause 22.2 (Negative pledge).

22.8	Insurances – general

Each Obligor shall maintain appropriate insurance cover with respect to its properties, assets and operations of such types, in such amounts and against such risks as are maintained by prudent companies carrying on the same or substantially similar business. All insurances must be with financially sound and reputable insurance companies, funds or underwriters.

22.9	Bank Accounts

The Borrower shall maintain the Account with the Account Bank and all its other bank accounts (including the Payment Account) with any of the Lenders and ensure that all Earnings are paid to the Account .

22.10	Derivative transactions

No Obligor shall enter into any derivative transactions with other parties than the Finance Parties unless the Finance Parties have received a reasonable opportunity, in writing, to provide competitive rates to the Borrower and the Finance Parties cannot provide such competitive rates.

22.11	Distribution restrictions

(a)	The Guarantor shall not, without the prior written consent of the Agent (on behalf of the Lenders):

(i)	declare, make or pay any dividend or other distribution (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any of its share premium reserve;

(iii)	service or repay any loan from a shareholder comparable to equity; or

(iv)	redeem, repurchase or repay any of its shares capital (or resolve to do so),

to its shareholders (or any Affiliates thereof) in respect of any financial year, unless:

(A)	no Default has occurred and is continuing at the time the making, payment or declaration of the relevant dividend or other distribution is made, or would result from the making, payment or declaration of the relevant dividend or other distribution; and

(B)	The Guarantor and the Borrower will be in compliance with the financial covenants following the making, payment or declaration of the relevant dividend or other distribution.

(b)	The Borrower shall not, without the prior written consent of the Agent (on behalf of the Lenders) declare, make or pay any dividend or other distribution (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital) to its shareholders (or any Affiliates thereof) in respect of any financial year, unless:

(i)	no Default has occurred and is continuing at the time the making, payment or declaration of the relevant dividend or other distribution is made, or would result from the making, payment or declaration of the relevant dividend or other distribution;

(ii)	The Borrower and the Guarantor will be in compliance with the financial covenants following the making, payment or declaration of the relevant dividend or other distribution.

22.12	Transaction Documents

The Obligors shall procure that no material terms of any of the Transaction Documents are amended or terminated, or any waivers of any material terms thereof are agreed, without the prior written consent of the Agent.

22.13	Taxation

Each Obligor shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that such payment is being contested in good faith or can be lawfully withheld.

22.14	No change of name etc.

No Obligor shall change:

(a)	the end of its fiscal year;

(b)	its nature of business;

(c)	its constitutional documents;

(d)	its legal name;

(e)	its type of organization; or

(f)	its jurisdiction;

without the prior written consent of the Agent.

22.15	Subordination

The Borrower shall procure that all Shareholder Loans and all amounts payable to and/or claims against it from the Manager and/or any manager are fully subordinated to the interest of the Finance Parties hereunder.

22.16	Indebtedness

The Borrower shall not, without the prior written consent of the Agent, borrow any additional funds or enter into any transaction (including derivative transactions) that may result in the incurrence of any additional Financial Indebtedness (it being understood however that intercompany loans, deposits or equity contributions within the Group (“Intra-Group Indebtedness”) shall be allowed provided always that (x) no Default is then in existence or will occur from such disposition, (y) after giving effect to such disposition, the Obligors will be in compliance with the financial covenants in Clause 21 (Financial covenants), and (z) Intra-Group Indebtedness shall be fully subordinated to the Facility).

22.17	Investments

The Borrower shall not, without the prior written consent of the Lenders make any further investments or acquisitions , except for investments in the ordinary course of business..

22.18	Financial support

The Borrower shall not make or grant any loans, guarantees or any other form of financial support, except financial support in the ordinary course of operation of the Vessel, except for intercompany loans, deposits or equity contributions within the Group (“Intra-Group Indebtedness”) provided always that:

(a)	no Default has occurred and is continuing or will occur from such Intra-Group Indebtedness;

(b)	after giving effect to such Intra-Group Indebtedness, the Obligors will be in compliance with the financial covenants in Clause 21 (Financial covenants);and

(c)	the Intra-Group Indebtedness shall be fully subordinated to the Facility.

22.19	Compliance with laws etc.

The Obligors shall (and shall ensure that each other member of the Group, as well as any manager and charterer):

(a)	comply with all laws or regulations:

(i)	applicable to its business; and

(ii)	applicable to the Vessel, its ownership, employment, operation, management and registration,

including the ISM Code, the ISPS Code, all Environmental Laws, all Sanctions and the laws of the Flag State;

(b)	obtain, comply with and do all that is necessary to maintain in full force and effect any Environment Approvals; and

without limiting paragraph (a) above, not employ the Vessel nor allow its employment, operation or management in any manner contrary to any law or regulation including but not limited to the ISM Code, the ISPS Code, all Environmental Laws, anti-bribery and corruption laws and all Sanctions.

22.20	Sanctions

(a)	No Obligor shall (and shall ensure that no other Relevant Person will) take any action, make any omission or use (directly or indirectly) any proceeds of a Loan, in a manner that:

(i)	is a breach of Sanctions or is an attempt to evade any Sanctions; and/or

(ii)	causes (or will cause) a breach of Sanctions by any Relevant Person or Finance Party.

(b)	No Obligor shall (and shall ensure that no other Relevant Person will) take any action or make any omission that results, or is reasonably likely to result, in it or any Finance Party becoming a Restricted Party or otherwise a target of sanctions (“target of sanctions” signifying an entity or person (“Target”) that is a target of laws, regulations or orders concerning any trade, economic or financial sanctions or embargoes by virtue of prohibitions and/or restrictions being imposed on any US person or other legal or natural person subject to the jurisdiction or authority of a US Sanctions Authority which prohibit or restrict them from them engaging in trade, business or other activities with such Target without all appropriate licences or exemptions issued by all applicable US Sanctions Authorities).

23.	VESSEL UNDERTAKINGS

23.1	General

The undertakings in this Clause 23 (Vessel undertakings) are granted by the Borrower and remain in force from the Utilisation Date and for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

23.2	Insurance – Vessel

(a)	The Borrower shall maintain or ensure that the Vessel is insured against such risks, including but not limited to, hull and machinery, protection & indemnity (including cover for pollution liability to the uppermost limit available via the P&I club), hull interest, freight interest, war risk insurances, including confiscation, terrorism and piracy, and Loss of Hire, in such amounts, on such terms and placed through first class insurance brokers with such first class insurers as the Agent shall approve.

(b)	The aggregate value of the hull and machinery insurance, hull interest insurance, freight interest insurance and war risk insurance for the Vessel shall be at least equal to one hundred and twenty per cent (120%) of the Loan.

(c)	The Borrower shall procure that the Agent (on behalf of the Finance Parties) is noted as first priority mortgagee in the insurance contracts, and that confirmation is promptly given by the underwriters thereof to the Agent that the notice of assignment with regards to the Insurances and the loss payable clauses are noted in the insurance contracts and that standard letters of undertaking/cover notes/policies/certificates of entry are promptly executed by the insurers and/or the insurance broker(s).

(d)	Within reasonable time prior to the expiry date of the relevant Insurances, the Borrower shall procure the delivery to the Agent of a confirmation from the insurance broker(s) through whom the Insurances referred to in paragraph (a) above have been renewed and taken out in respect of the Vessel with insurance values as required by paragraph (b) above, and similarly from the P&I club in which the Vessel is entered that such entry is continuing, that such Insurances are or shall be in full force and effect and that the Agent (on behalf of the Finance Parties) has been noted as first priority mortgagee by the relevant insurers and that the broker and, if applicable, the P&I club shall promptly issue a letter of undertaking in respect of such renewed insurances.

(e)	The Borrower shall allow the Agent to take out (for the benefit of the Finance Parties but at the cost and expense of the Borrower), a Mortgagee’s Interest Insurance and a Mortgagee’s Interest—Additional Perils Pollution Insurance (covering one hundred and ten per cent (110%) of the Loan).

(f)	If any of the Insurances referred to in paragraph (a) above form part of a fleet cover, the Borrower shall procure, except for protection & indemnity (where the Borrower shall procure to obtain standard market undertakings in favour of the Agent with respect to protection & indemnity from the insurers or the insurance broker), that the insurers or the insurer broker shall undertake to the Agent that they shall neither set-off against any claims in respect of the Vessel any premiums due in respect of other vessels or units under such fleet cover or any premiums due for other insurances, nor cancel this Insurance for reason of non-payment of premiums for other units under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of the Vessel if and when so requested by the Agent.

(g)	The Borrower shall procure that the Vessel always is employed in conformity with the terms of the instruments of Insurances (including any warranties expressed or implied therein) and comply with such requirements as to extra premium or otherwise as the insurers may prescribe.

(h)	The Borrower will not make any material change to the insurances described under (a) above without the prior written consent of the Agent.

(i)	The Borrower shall pay for an insurance audit report commissioned by the Agent to be prepared by an independent insurance consultant, in form and contents acceptable to the Agent, to be tabled prior to the Utilization Date and thereafter (if requested by the Agent or Lenders) upon each (annual) renewal of the Insurances referred to in paragraph (a) above.

23.3	Flag

(a)	The Vessel shall be registered in the United Kingdom or another Flag State approved by the Lenders. The Borrower may not move the Vessel to any other ship register without the prior written consent of the Lenders.

(b)	The Borrower, forthwith upon the first request of the Agent so to do, and always subject to consent from the charterer of the Vessel, will procure the transfer of the Vessel to an alternative flag (including, but not limited to, the United Kingdom, Norway (NIS), Denmark (DIS), Malta, Isle of Man and Bermuda) acceptable to the Lenders in circumstances where the Lenders are of the reasonable opinion, based on the advice of the Lenders’ local legal counsel, that the security constituted by the Mortgage has been weakened or jeopardised by the changes to the law of the flag under which the Vessel is registered at that time and on such transfer of flag, the Borrower shall execute and deliver, or procure that there be executed and delivered, to the Lenders such Finance Documents as the Lenders may require which are equivalent to the security held by the Lenders under the previous flag, at the cost and expense of the Borrower

23.4	Classification and repairs

The Borrower shall, and shall procure that the relevant Manager shall, keep or shall procure that the Vessel is kept in a good, safe and efficient condition consistent with first class ownership and management practice and in particular:

(a)	so as to maintain the highest class with such classification society as the Lenders shall approve, free of all overdue requirements and other recommendations;

(b)	so as to comply with the laws and regulations (statutory or otherwise) applicable to units registered under the flag state of the Vessel or to vessels trading to any jurisdiction to which the Vessel may trade from time to time;

(c)	not, without the prior written consent of the Majority Lenders, change the classification society of the Vessel;

(d)	not, without the prior written consent of the Agent, bring the Vessel or allow the Vessel to be brought to any yard for repairs or for the purpose of work being done upon her where the costs of such repairs or work is likely to exceed USD 1,000,000 (or the equivalent thereof in any other currency), unless such person shall first have given to the Agent and in terms reasonably satisfactory to it, a written undertaking not to exercise any lien on the Vessel or her Insurances or Earnings for the cost of such repairs or work or otherwise; provided that, unless an Event of Default has occurred, the Borrower may procure that the Vessel enter periodic dry-dockings required under applicable laws and regulations without the prior written consent of the Agent and the written undertaking set out above;

(e)	not permit any major change or structural alteration to be made to the Vessel, nor any modification of, or part removal from, the Vessel in a way which would materially diminish her value;

(f)	procure that the Vessel is kept in a good, safe and efficient condition and state of repair consistent with the industry’s best ownership and management practice with dry-docking to be completed at the frequency required under the Charterparty; and

(g)	not permit the Vessel to enter the territorial waters (12 mile limit) of the US unless a valid Certificate of Financial Responsibility as required by the United States Coast Guard has been obtained for the Vessel in advance and the Vessel is in compliance with all other regulations in the US applicable to the Vessel.

23.5	Inspections and class records

(a)	The Borrower, whenever requested by the Lenders so to do (which requests shall be made by the Lender only at reasonable intervals), shall procure that evidence is delivered satisfactory to the Lenders on the general condition and seaworthiness of the Vessel prepared by surveyors approved by the Lenders (each such survey to be carried out at the Borrower’s expense).

(b)	The Borrower shall procure that the Agent’s surveyor at the Borrower’s cost, is permitted to inspect the condition of the Vessel twice a year provided always that such arrangement shall not interfere with the operation of the Vessel and subject to satisfactory indemnities approved by the P&I insurers.

(c)	The Borrower shall, and shall procure that the Manager shall procure that the Agent is:

(i)	granted permission to access class records and other information from the classification society in relation to the Vessel, through a letter sent by the Borrower to the classification society (in a form prepared or approved by the Agent), which will also specify that should there be a condition of class imposed or a class recommendation issued in respect of the Vessel, the classification society shall immediately inform the Agent by email; and

(ii)	granted electronic access to class records directly by the classification society or indirectly via the account manager of the Borrower and/or the Manager (as the case may be) and designating the Agent as a user or administrator of the system under its account.

(d)	The Borrower shall, and shall procure that the Manager shall, instruct the classification society to send to the Agent, following a written request from the Agent, copies of all class records held by the classification society in relation to the Vessel.

23.6	Surveys

The Borrower shall, and shall procure that the Manager shall, submit to or cause the Vessel to be submitted to such periodic or other surveys as may be required for classification purposes and to ensure full compliance with regulations of the flag state of the Vessel and to supply or to cause to be supplied to the Agent copies of all survey reports and confirmations of class issued in respect thereof whenever such is required by the Agent, however such requests are limited to once a year.

23.7	Notification of certain events

The Borrowers shall immediately notify the Agent of:

(a)	any accident to the Vessel involving repairs where the costs will or is likely to exceed USD 1,000,000 (or the equivalent in any other currency);

(b)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not, or cannot be, complied with immediately;

(c)	any exercise or purported exercise of any arrest or lien on the Vessel, its Earnings or its Insurances;

(d)	any occurrence as a result of which the Vessel has become or is, by the passing of time or otherwise, likely to become a Total Loss; and

(e)	any claim for a material breach of the ISM Code or the ISPS Code being made against the Borrower or otherwise in connection with the Vessel.

23.8	Operation of the Vessel

(a)	The Borrower shall procure that the Vessel is managed by the Manager pursuant to the Management Agreement and shall not, without the prior written consent of the Majority Lenders, change or allow the change of the technical or commercial management of the Vessel.

(b)	The Borrower shall, and shall procure that the Manager shall, comply, or procure the compliance in all material respects with the International Convention for the Safety of Life at Sea (SOLAS) 1974, the ISM Code and the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Vessel (all as adopted, amended or replaced from time to time), its ownership, operation and management or to the business of the Borrower and the Manager and shall not employ the Vessel nor allow its employment:

(i)	in any manner contrary to law or regulation in any relevant jurisdiction including but not limited to the ISM Code;

(ii)	to carry any nuclear waste or nuclear material under any circumstances;

(iii)	in carrying illicit or prohibited goods;

(iv)	in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated; and

(v)	in any part of the world where there are hostilities (whether war is declared or not) or in any zone which is declared a war zone by any government or is or becomes a listed area of enhanced risk by the war risk insurers of the Vessel unless the Borrower has (at its own expense) effected any special, additional or modified insurance cover which shall be necessary or customary for first class vessel owners within the territorial waters of such country at such time and has provided evidence of such cover to the Agent.

23.9	ISM Code compliance

The Borrower shall:

(a)	procure that the Vessel remains subject to a SMS;

(b)	procure that a valid and current SMC is maintained for the Vessel;

(c)	if not itself, procure that the Manager maintains a valid and current DOC;

(d)	immediately notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the SMC of the Vessel or of its DOC or the DOC of the Manager; and

(e)	immediately notify the Agent in writing of any “accident” or “major nonconformity”, each as those terms is defined in the Guidelines in the application of the IMO International Safety Management Code issued by the International Chamber of Shipping and International Shipping Federation.

23.10	Environmental compliance

The Borrower shall, and shall procure that any charterers shall, comply in all respects with all Environmental Laws applicable to any of them or the Vessel, including without limitation, requirements relating to manning and establishment of financial responsibility and to obtain and comply with all Environmental Permits applicable to any of them and/or the Vessel.

23.11	Arrest

The Borrower shall pay and discharge when due:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Vessel, its Earnings or its Insurances;

(b)	all tolls, taxes, dues, fines, penalties and other amounts charged in respect of the Vessel, its Earnings or its Insurances; and

(c)	all other outgoings whatsoever in respect of the Vessel, its Earnings and its Insurances,

and forthwith (however not later than after thirty (30) Business Days) upon receiving a notice of arrest of the Vessel, or its detention in exercise or purported exercise of any lien or claim, the Borrower shall procure its release by providing bail or providing the provision of security or otherwise as the circumstances may require.

23.12	Chartering and employment

The Borrower shall not enter into arrangements which provide an obligation to charter (or similar arrangement) in any tonnage.

23.13	Restrictions on sale etc.

The Borrower shall not, without the prior written consent of the Lenders sell or otherwise dispose of the Vessel, unless the Loan is prepaid in accordance with Clause 7.3 (Mandatory prepayment—Total Loss or sale of the Vessel) in connection therewith.

23.14	Charterparty

The Borrower shall:

(a)	immediately notify the Agent of any amendment, modification or supplement of the material provisions of the Charterparty or the termination or expiration thereof; and

(b)	if the Borrower executes a new Charterparty (including any revision or renewal of the Charterparty in effect from time to time), promptly deliver a copy of the new Charterparty to the Agent subject to the Charterer’s consent and take any steps so as to ensure that the Security over the Charterhire pursuant to the Assignment Agreement is legally valid, enforceable by the Finance Parties and in full force and effect (including, without limitation, execution of any supplement or amendment to the Assignment Agreement or a new assignment agreement, serving of a notice of assignment to the Charterer or (if obtainable) acquiring of the acknowledgement by the Charterer), and to execute or procure the execution of such further documentation in accordance with Clause 17.2 (Perfection etc.).

24.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 24 (Events of Default) is an Event of Default (save for Clause 24.16 (Acceleration)).

24.1	Non-payment

An Obligor or KNOT ST does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three (3) Business Days of its due date.

24.2	Financial covenants etc.

Any requirement of Clause 21 (Financial covenants), Clause 22.19 (Compliance with laws etc.), Clause 22.20 (Sanctions), Clause 23.2 (Insurance – Vessel), Clause 23.3 (Flag) and Clause 23.4 (Classification and repairs) is not satisfied.

24.3	Other obligations

(a)	An Obligor or KNOT ST does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.1 (Non-payment) and Clause 24.2 (Financial covenants etc.)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the earlier of (A) the Agent giving notice to the Borrower and (B) the Borrower becoming aware of the failure to comply.

24.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor or KNOT ST in the Finance Documents or any other document delivered by or on behalf of any Obligor or KNOT ST under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

24.5	Cross default

(a)	Any Financial Indebtedness of any Obligor or KNOT ST is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor or KNOT ST is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Obligor or KNOT ST is cancelled or suspended by a creditor as a result of an event of default (however described).

(d)	Any creditor of any Obligor or KNOT ST becomes entitled to declare any Financial Indebtedness due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 24.5 (Cross default) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than USD 5,000,000 (or its equivalent in any other currency or currencies).

24.6	Insolvency

(a)	An Obligor or KNOT ST:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	suspends making payments on any of its debts; or

(iii)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Obligor or KNOT ST is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Obligor or KNOT ST.

24.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or KNOT ST;

(b)	a composition, compromise, assignment or arrangement with any creditor of any Obligor or KNOT ST;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or KNOT ST or any of its assets; or

(d)	enforcement of any Security over any assets of any Obligor or KNOT ST,

or any analogous procedure or step is taken in any jurisdiction.

This Clause 24.7 (Insolvency proceedings) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within thirty (30) days of commencement.

24.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of an Obligor or KNOT ST having an aggregate value of USD 5,000,000 and is not discharged within thirty (30) days.

24.9	Cessation of business

An Obligor or KNOT ST suspends or ceases to carry on (or threatens to suspense or cease to carry on) all or a part of its business.

24.10	Unlawfulness

It is or becomes unlawful for an Obligor or KNOT ST to perform any of its obligations under the Finance Documents or any Security created or expressed to be created or evidenced by any Security Document ceases to be effective or does not create the ranking and priority it is expressed to have.

24.11	Material adverse change

Any event or series of events occur which, in the opinion of the Majority Lenders, has or is likely to have a Material Adverse Effect.

24.12	Repudiation, validity and cancellation/termination

(a)	An Obligor or KNOT ST repudiates a Finance Document or evidences an intention to repudiate a Finance Document or a Transaction Document.

(b)	Any Finance Document or Transaction Document ceases to be legal, valid, binding, enforceable or effective.

24.13	Insurances

Any insurance policy taken out in respect of the Vessel is cancelled, revoked or lapses, or any insurance claim(s) by the Borrower is repudiated following a Total Loss.

24.14	The Vessel

(a)	Class certification of the Vessel is withdrawn.

(b)	There is an instability affecting a country of flag and the Vessel is not transferred to another ship registry acceptable to the Lenders immediately upon request by the Agent.

24.15	Delisting

the Guarantor ceases to be listed on the New York Stock Exchange.

24.16	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	require payment of default interest on the Loan in accordance with Clause 8.3 (Default interest);

(b)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(c)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(d)	declare that all or part of the Loan be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

SECTION 9

CHANGES TO PARTIES

25.	CHANGES TO THE LENDERS

25.1	Transfers by the Lenders

Subject to this Clause 25 (Changes to the Lenders), a Lender (the “Existing Lender”) may transfer by novation any of its rights and obligations, to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

25.2	Conditions of transfer

(a)	The consent of the Borrower is required for a transfer by an Existing Lender, unless the transfer is to another Lender or an Affiliate of a Lender or an Event of Default has occurred which is continuing.

(b)	The consent of the Borrower to a transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five (5) Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

(c)	A transfer will only be effective if the procedure set out in Clause 25.4(Procedure for transfer) is complied with.

(d)	If:

(i)	a Lender transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the transfer or change had not occurred. This paragraph (d) shall not apply in respect of a transfer made in the ordinary course of the primary syndication of the Facility.

(e)	Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

25.3	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations transferred under this Clause 25 (Changes to the Lenders); or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

25.4	Procedure for transfer

(a)	Subject to the conditions set out in Clause 25.2 (Conditions of transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 25.7 (Pro rata interest settlement), on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Mandated Lead Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Mandated Lead Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

25.5	Copy of Transfer Certificate to the Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

25.6	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 25 (Changes to the Lenders), each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

25.7	Pro rata interest settlement

(a)	If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 25.4 (Procedure for transfer) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six (6) Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(ii)	the rights transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(B)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 25.7 (Pro rata interest settlement), have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 25.7 (Pro rata interest settlement) references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

26.	CHANGES TO THE OBLIGORS

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 10

THE FINANCE PARTIES

27.	ROLE OF THE AGENT, THE MANDATED LEAD ARRANGER AND THE REFERENCE BANKS

27.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

27.2	Instructions

(a)	The Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

27.3	Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)	Without prejudice to Clause 25.5 (Copy of Transfer Certificate to the Borrower), paragraph (b) above shall not apply to any Transfer Certificate.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Mandated Lead Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

27.4	Role of the Mandated Lead Arranger

Except as specifically provided in the Finance Documents, the Mandated Lead Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

27.5	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent or the Mandated Lead Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Mandated Lead Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

27.6	Business with the Group

The Agent and the Mandated Lead Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

27.7	Rights and discretions

(a)	The Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lender or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 24.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than the Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

(e)	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents.

(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Mandated Lead Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

27.8	Responsibility for documentation

Neither the Agent nor the Mandated Lead Arranger is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, any Mandated Lead Arranger, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

27.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

27.10	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Mandated Lead Arranger to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Mandated Lead Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any Mandated Lead Arranger.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

27.11	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero (0), to its share of the Total Commitments immediately prior to their reduction to zero (0)) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

27.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively the Agent may resign by giving thirty (30) days’ notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within twenty (20) days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor Agent.

(d)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 27 (Role of the Agent, the Mandated Lead Arranger and the Reference Banks) and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(e)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Borrower shall, within three (3) Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Agent) and this Clause 27 (Role of the Agent, the Mandated Lead Arranger and the Reference Banks) (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

(i)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three (3) Months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 12.6(FATCA Information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 12.6 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

27.13	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

27.14	Relationship with the Lenders

(a)	Subject to Clause 25.7 (Pro rata Interest Settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 32.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 32.2 (Addresses) and paragraph (a)(iii) of Clause 32.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

27.15	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Mandated Lead Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

27.16	Role of Reference Banks

(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

(b)	No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)	No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 27.16 (Role of the Reference Banks).

27.17	Third party Reference Banks

A Reference Bank which is not a Party may rely on Clause 27.16 (Role of Reference Banks), Clause 36.3 (Other exceptions) and Clause 40 (Confidentiality of Funding Rates and Reference Bank Quotations).

27.18	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

27.19	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

29.	SHARING AMONG THE FINANCE PARTIES

29.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 30 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 30 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.5 (Partial payments).

29.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 30.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

29.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 29.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

29.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

29.5	Exceptions

(a)	This Clause 29 (Sharing among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

30.	PAYMENT MECHANICS

30.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account with such bank as the Agent specifies.

(c)	Without prejudice to the foregoing, any payment payable by the Borrower under a Finance Document may be withdrawn from the Payment Account by the Agent to such account with such bank as the Agent specifies without the Borrower’s consent.

30.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 30.3 (Distributions to an Obligor), Clause 30.4 (Clawback and pre-funding) and the Intercreditor Agreement, be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement and the Intercreditor Agreement (in the case of a Lender, for the account of its Facility Office), to such account with such bank as that Party may notify to the Agent by not less than five (5) Business Days’ notice.

30.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 31 (Set-off)) apply any amount received by it from that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

30.4	Clawback and pre-funding

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)	If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(i)	the Agent shall notify the Borrower of that Lender’s identity and the Borrower shall on demand refund it to the Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

30.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement;

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

30.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.7	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.8	Currency of account

(a)	Subject to paragraphs (b) and (c) below, USD is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than USD shall be paid in that other currency.

31.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32.	NOTICES

32.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

32.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of Borrower, that identified with its name below:

Knutsen Shuttle Tankers 15 AS

P. O. Box 2017

N-5504 Haugesund

Norway

Fax no.:	+47 52 70 40 40
E-mail:	finance@knutsenoas.com

oem@knotgroup.com

hho@knotgroup.com

kly@knutsenoas.com

jka@knotgroup.com

tya@knotgroup.com

(b)	in the case of the Guarantor, that identified with its name below:

KNOT OFFSHORE PARTNERS LP

2 Queen’s Cross,

Aberdeen AB15 4YB,

UK

Fax no.:	+47 52 70 40 40
E-mail:	finance@knutsenoas.com

oem@knotgroup.com

hho@knotgroup.com

jka@knotgroup.com

tya@knotgroup.com

jco@knotoffshorepartners.com

ali@knutsenoas.com

(c)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(d)	in the case of the Agent, that identified with its name below:

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

Ropemaker Place,

25 Ropemaker Street

London EC2Y 9AN

Fax no.:	+44 20 7577 1123
E-mail:	yuki.murayama@uk.mufg.jp

yoshino.cobb@uk.mufg.jp

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

32.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form;

(ii)	if by way of electronic communication, when actually received in readable form and in the case of any electronic communication made to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose; or

(iii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

32.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 32.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

32.5	Electronic communication

(a)	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

32.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

33.	CALCULATIONS AND CERTIFICATES

33.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

33.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

33.4	Fraction

Any fractional amount less than one (1) cent arising as a result of any calculation of the interests or other amounts pursuant hereto shall be rounded down to zero.

34.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

36.	AMENDMENTS AND WAIVERS

36.1	Required consents

(a)	Subject to Clause 36.2 (All Lender matters) and Clause 36.3 (Other exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

36.2	All Lender matters

An amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definitions of “Change of Control”, “Majority Lenders”, “Relevant Person”, “Restricted Party”, “Sanctions”, “Sanctions Authority” or “Sanctions List” in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	an increase in any Commitment, an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(e)	any provision which expressly requires the consent of all the Lenders;

(f)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 7.8 (Application of prepayments), Clause 19.26 (Sanctions), Clause 22.19 (Compliance with laws etc.), Clause 22.20 (Sanctions), Clause 25 (Changes to the Lenders), Clause 26 (Changes to the Obligors), Clause 29 (Sharing among the Finance Parties), this Clause 36 (Amendments and waivers), Clause 42 (Governing law) or Clause 43.1(Jurisdiction of English courts);

(g)	the nature or scope of the guarantee and indemnity granted under Clause 18 (Guarantee and indemnity);

(h)	release of any Security created by the Security Documents unless permitted under the Finance Documents or undertaken by the Agent acting on instruction of the Majority Lenders following an Event of Default which is continuing;

(i)	a change to any Obligor; or

(j)	any material change in any of the Security Documents,

shall not be made without the prior consent of all the Lenders.

36.3	Other exceptions

An amendment or waiver which relates to the rights or obligations of the Agent, the Mandated Lead Arranger or the Reference Bank (each in their capacity as such) may not be effected without the consent of the Agent, the Mandated Lead Arranger or the Reference Bank, as the case may be.

37.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

38.	CONFLICT

In case of conflict between the Security Documents and this Agreement, the provisions of this Agreement shall prevail, provided however that this will not in any way be interpreted or applied to prejudice the legality, validity or enforceability of any Security Document.

SECTION 12

MISCELLANEOUS

39.	DISCLOSURE OF INFORMATION AND CONFIDENTIALITY

(a)	Each Obligor irrevocably authorises any Finance Party to give, divulge and reveal from time to time information and details relating to its account, the Vessel, the Finance Documents, the Transaction Documents, the Facility, any Commitment and any agreement entered into by any Obligor or information provided by any Obligor in connection with the Finance Documents to;

(i)	any private, public or internationally recognised authorities;

(ii)	the head offices, branches and Affiliates, auditors and professional advisors of any Finance Party;

(iii)	any other parties to the Finance Documents;

(iv)	a rating agency or their professional advisors;

(v)	any person with whom they propose to enter (or contemplate entering) into contractual relations in relation to the Facility and/or Commitments; or

(vi)	any other person(s) regarding the funding, re-financing, transfer, assignment, sale, sub-participation or operational arrangement or other transaction in relation thereto,

including, without limitation, any enforcement, preservation, assignment, transfer, sale or sub-participation of any of the rights and obligations of any Finance Documents.

(b)	The Agent and/or the Mandated Lead Arranger shall have the right, at its own expense, to publish information about its participation in and the agency and arrangement of the Facility and for such purpose use the Obligors’ logos and trademark in connection with such publication.

40.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS

40.1	Confidentiality and disclosure

(a)	The Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)	The Agent may disclose:

(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the Borrower pursuant to Clause 8.4 (Notification of rates of interest); and

(ii)	any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Reference Bank, as the case may be.

(c)	The Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor , as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.

(d)	The Agent’s obligations in this Clause 40 (Confidentiality of Funding Rates and Reference Bank Quotations) relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 8.4 (Notification of rates of interest) provided that (other than pursuant to paragraph (b)(i) above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

40.2	Related obligations

(a)	The Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

(i)	of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 40.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 40 (Confidentiality of Funding Rates and Reference Bank Quotations).

40.3	No Event of Default

No Event of Default will occur under Clause 24.3 (Other obligations) by reason only of an Obligor’s failure to comply with this Clause 40 (Confidentiality of Funding Rates and Reference Bank Quotations).

41.	“KNOW YOUR CUSTOMER” CHECKS

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation (whether in public regulation or in internal regulation of any of the Finance Parties) made after the date hereof;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date hereof;

(iii)	a proposed assignment or transfer by a Finance Party of any of its rights and/or obligations under this Agreement to a party that is not a Finance Party prior to such assignment or transfer; or

(iv)	any internal requirements or routines of any of the Finance Parties,

obliges the Agent or any Finance Party (or, in the case of paragraph (iii) above, any prospective new Finance Party) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Finance Party supply, or procure the supply of, such documentation and other evidence as is requested by the Agent (for itself or on behalf of any Finance Party) or any Finance Party (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Finance Party) in order for the Agent, such Finance Party or, in the case of the event described in paragraph (iii) above, any prospective new Finance Party to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any relevant person pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Finance Party shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is requested by the Agent (for itself) in order for the Agent to carry out and be satisfied with the results of all necessary “know your customer” or other checks on Finance Parties or prospective new Finance Parties pursuant to the transactions contemplated in the Finance Documents.

SECTION 13

GOVERNING LAW AND ENFORCEMENT

42.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

43.	ENFORCEMENT

43.1	Jurisdiction of English courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	Notwithstanding paragraph (a) above, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

43.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor:

(i)	irrevocably appoints SH Process Agents Limited whose current registered office is at 1 Finsbury Circus, London EC2M 7SH as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and;

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, each Obligor must immediately (and in any event within 5 days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

THE ORIGINAL LENDERS

THE FACILITY

Name of Original Lender:	Commitment
BTMU (Europe) Limited	USD 60,000,000
Mitsubishi UFJ Lease & Finance (Hong Kong) Limited	USD 20,000,000
BOT Lease Co., Ltd.	USD 20,000,000
Total	USD 100,000,000

Schedule 2

CONDITIONS PRECEDENT AND SUBSEQUENT

Part I

Conditions Precedent to Utilisation

1.	Obligors

(a)	Certified copies of the constitutional documents of each Obligor (including, without limitation, the Limited Partnership Agreement).

(b)	A certified copy of a resolution of the board of directors (or similar authorities) of each Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents and Transaction Documents to which it is a party and resolving that it shall execute the Finance Documents and Transaction Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents and Transaction Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, the Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	An original Power of Attorney (notarised and legalised if requested by the Agent).

(e)	A written confirmation in original from a Director of each Obligor that each document provided by that Obligor under Part I (Conditions Precedent to Utilisation) of this Schedule 2 (Conditions Precedent and Subsequent) are true copies of the originals.

2.	Know Your Customer (KYC) requirements

Any documents required by the Agent and the Lenders pursuant to any “Know your customer Checks” with respect to the Obligors and their signatories, directors and ultimate beneficial owners.

3.	Authorisations

All approvals, authorisations and consents required by any government or other authorities for the Obligors to enter into and perform their obligations under this Agreement and/or any of the Finance Documents and Transaction Documents to which they are respective parties.

4.	Finance Documents

(a)	This Agreement.

(b)	Any Fee Letter.

(c)	The Intercreditor Agreement.

(d)	The Assignment Agreement.

(e)	A notice of assignment of Insurances.

(f)	A notice of assignment of Earnings (including the Charterhire).

(g)	The Account Pledge.

(h)	A notice of pledge of the Account

(i)	The Borrower Share Pledge together with any letters, transfers, certificates and other documents required to be delivered thereunder.

(j)	Evidence of perfection of the Borrower Share Pledge.

(k)	The Mortgage.

(l)	Evidence that the Mortgage is capable of immediate registration with first priority in the United Kingdom ship registry.

(m)	A Manager’s Undertaking from the Manager.

(All Finance Documents to be delivered in original).

5.	Transaction Documents

(a)	A certified copy of the Charterparty.

(b)	A certified copy of the Management Agreement.

6.	Other documents relating to the Vessel

(a)	Copies of insurance policies/cover notes documenting that insurance cover has been taken out in respect of the Vessel in accordance with Clause 23.2 (Insurance—Vessel), and evidencing that the Agent’s Security in the insurance policies will be noted in accordance with the relevant notices as required under the Assignment Agreement.

(b)	A copy of the current relevant DOC.

(c)	A copy of the relevant sale and purchase agreement of the Vessel or the shares in the Borrower between KNOT and the Guarantor, evidence of the purchase price thereof having been paid to KNOT.

(d)	Evidence (by way of transcript of registry) that the Vessel is registered in the name of the Borrower with the relevant authorities in the United Kingdom, that the Mortgage has been executed and will, in connection with Utilisation of the Loan be, recorded with first priority against the Vessel and that no other encumbrances, maritime liens, mortgages or debts whatsoever are registered against the Vessel (other than the Security securing the Existing Indebtedness).

(e)	A certified copy of an updated class certificate related to the Vessel from the relevant classification society, confirming that the Vessel is classed with the highest class in accordance with Clause 23.4 (Classification and repairs), free of extensions and overdue recommendations.

(f)	A copy of the current SMC.

(g)	A copy of the current ISSC.

(h)	Valuation certificates issued not earlier than two hundred and ten (210) days before the Utilisation Date evidencing the Market Value of the Vessel.

7.	Existing Indebtedness

(a)	Evidence that on the Utilisation Date or immediately thereafter the whole of the Existing Indebtedness will be repaid.;

(b)	all undrawn and available commitments under the Existing Facility Agreement will be finally and irrevocably cancelled; and

(c)	all of the Security securing the Existing Indebtedness will be finally and unconditionally released and discharged.

8.	Other documents and evidence

(a)	The Original Financial Statements of each Obligor.

(b)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) have been paid or will be paid by the Utilisation Date.

(c)	If relevant, assurance that any withholding tax will be paid or application to tax authorities is or will be sent.

(d)	An original Compliance Certificate confirming that the Borrower and the Guarantor are in compliance with the financial covenants as set out in Clause 21 (Financial covenants).

(e)	A copy of a letter accepting appointment as agent for service of process pursuant to paragraph (c) of Clause 43.1 (Jurisdiction of English courts).

(f)	Any other document, authorisation, opinion or assurance requested by the Agent.

9.	Legal opinions

The following documents to be received by the Agent latest on the Utilisation Date:

(a)	A legal opinion from Schjødt , the legal advisers to the Agent in Norway, substantially in the form distributed to the Original Lenders prior to signing this Agreement;

(b)	A legal opinion from Poles, Tublin, Stratakis & Gonzalez LLP, the legal advisers to the Agent in respect of the laws of the Republic of the Marshall Islands, substantially in the form distributed to the Original Lenders prior to signing this Agreement;

(c)	A legal opinion from Holman Fenwick Willan LLP, the legal advisers to the Agent in England and Wales, substantially in the form distributed to the Original Lenders prior to signing this Agreement;

(d)	If any Mortgaged Asset is situated or registered in a jurisdiction other than Norway, the Republic of the Marshall Islands or England and Wales, or any Finance Document is subject to any other choice of law other than Norwegian law, Marshall Islands law or English law, a legal opinion from the legal advisers to the Agent in the relevant jurisdiction, substantially in the form distributed to the Original Lenders prior to signing this Agreement; and

(e)	Any such other favourable legal opinions in form and substance satisfactory to the Agent from lawyers appointed by the Agent on matters concerning all relevant jurisdictions,

or, in respect of any one or more of such legal opinions, confirmation satisfactory to the Agent that the opinion in question will be issued substantially in the form distributed to the Original Lenders prior to signing this Agreement within such period after the Utilisation Date as is acceptable to the Agent.

Part II

Conditions Subsequent

1.	Finance Documents

(a)	No later than one (1) Business Day after the Utilisation Date:

(b)	the Charterer’s acknowledgement to the notice of assignment of Earnings (including Charterhire) thereof;

(c)	the Account Bank’s acknowledgement of the notice of pledge of the Account; and

(d)	evidence that the Mortgage has been registered with first priority in the United Kingdom ship registry;

2.	Existing Indebtedness

Evidence that on the date one (1) Business Day after the Utilisation Date:

(a)	the whole of the Existing Indebtedness has been repaid

(b)	all undrawn and available commitments under the Existing Facility Agreement have been finally and irrevocably cancelled; and

(c)	all of the Security securing the Existing Indebtedness has been finally and unconditionally released and discharged.

3.	Legal opinions

No later than seven (7) days after the Utilisation Date, such of the legal opinions specified in paragraph 9 (Legal opinions) of Part I (Conditions precedent) of this Schedule 2 (Conditions precedent and conditions subsequent) as have not already been provided to the Agent.

Schedule 3

FORM OF UTILISATION REQUEST

From:    Knutsen Shuttle Tankers 15 AS

To:        The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch

Dated:

Dear Sirs

KNUTSEN SHUTTLE TANKERS 15 AS –

USD 100,000,000 Facility Agreement dated 8 November 2017 (the “Agreement”)

1.	We refer to the Agreement. This is the Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan under the Facility on the following terms:

Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)
Amount:	USD[•]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

KNUTSEN SHUTTLE TANKERS 15 AS

Schedule 4

FORM OF TRANSFER CERTIFICATE

To:        The Bank of Tokyo-Mitsubishi UFJ, Ltd. as Agent

From:    [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

KNUTSEN SHUTTLE TANKERS 15 AS –

USD 100,000,000 Facility Agreement dated 8 November 2017 (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 25.4 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 25.4 (Procedure for transfer).

(b)	The proposed Transfer Date is [•].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 32.2(Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 25.3 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by Norwegian law.

6.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]
By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [                ].

[Agent]

By:

Schedule 5

FORM OF COMPLIANCE CERTIFICATE

From:	Knutsen Shuttle Tankers 15 AS

  KNOT Offshore Partners LP

To:	The Bank of Tokyo-Mitsubishi UFJ, Ltd. as Agent

Dated: [•]

Dear Sirs

KNUTSEN SHUTTLE TANKERS 15 AS –

USD 100,000,000 Facility Agreement dated 8 November 2017 (the “Agreement”)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

[•]

3.	[We confirm that each Repeating Representation is true and correct on this date and that no Default is continuing.]*

Yours faithfully

authorised signatory for

KNUTSEN SHUTTLE TANKERS 15 AS

KNOT OFFSHORE PARTNERS LP

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

Schedule 6

STRUCTURE CHART

EXECUTION PAGES

Borrower:

KNUTSEN SHUTTLE TANKERS 15 AS

By:	/s/ Trygve Seglem
Name:	Trygve Seglem
Title:	Chairman and Director

Guarantor

KNOT OFFSHORE PARTNERS LP

By:	/s/ John Costain
Name:	John Costain
Title:	CEO and CFO

Agent and Mandated Lead Arranger:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Takashi Okuda
Name:	Mr. Takashi Okuda
Title:	Managing Director, Head of Asian Corporate Banking Group for UK

Original Lender

BTMU (EUROPE) LIMITED

By:	/s/ Takashi Okuda
Name:	Mr. Takashi Okuda
Title:	Duly Authorised Attorney

Original Lender

BOT LEASE CO., LTD.

By:	/s/ Shigeru Yamamoto
Name:	Shigeru Yamamoto
Title:	Attorney-In-Fact

Original Lender

MITSUBISHI UFJ LEASE & FINANCE (HONG KONG) LIMITED

By:	/s/ Tsuyoshi Takano
Name:	Tsuyoshi Takano
Title:	Managing Director